Exhibit 5.1

JPMorgan Chase Tower 600 Travis Suite 2800 Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

September 30, 2022

Nutex Health Inc.

6030 S. Rice Ave, Suite C

Houston, Texas 77081

Ladies and Gentlemen:

We have acted as special counsel to Nutex Health Inc., a Delaware corporation (the “Company”), in connection with the resale by the selling stockholders (the “Selling Stockholders”) identified in the Registration Statement (as defined below) of an aggregate of up to 196,317,144 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), including (i) 500,000 shares issued on April 12, 2022 to Apollo Medical Holdings, Inc. pursuant to the Stock Purchase Warrant dated as of September 21, 2021 (the “Warrant”) and the Securities Purchase Agreement, dated as of September 21, 2021, between the Company and Apollo Medical Holdings, Inc. (the “Securities Purchase Agreement”), and the Notice of Exercise dated April 12, 2022 (together with the Securities Purchase Agreement and the Warrant, the “Warrant Documents”), and (ii) 195,817,144 shares of Common Stock, representing the shares, to be released from lockup on October 1, 2022, specified to be included in this Registration Statement by the selling stockholders, issued upon the consummation, on April 1, 2022, of the merger (the “Merger”) of Nutex Health Holdco LLC (“Nutex Holdco”), Clinigence Holdings, Inc., a Delaware corporation, and Nutex Acquisition LLC (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of November 23, 2021 (the “Agreement and Plan of Merger”), by and among Nutex Holdco, the Company (formerly known as Clinigence Holdings, Inc.), Merger Sub, Micro Hospital Holding LLC, Nutex Health LLC and Thomas T. Vo, solely in his capacity as the representative of the equityholders of Nutex Holdco, with Nutex Holdco surviving as a wholly owned subsidiary of the Company. The Merger was approved by the stockholders of Clinigence Holdings, Inc. on March 16, 2022.

This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 of the Company relating to the Shares, filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated as of the date hereof (the “Prospectus”), which forms a part of and is included in the Registration Statement, relating to the offering of the Shares;

(c) an executed copy of a certificate of Chief Legal Officer and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d) a copy of the Officers Certificate of Clinigence Holdings, Inc. dated as of April 1, 2022, certifying the Amended and Restated Certificate of Incorporation of Clinigence Holdings, Inc. in effect as of April 1, 2022, and the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of September 30, 2022 (the “Amended and Restated Certificate of Incorporation”), and both certified pursuant to the Secretary’s Certificate;

(e) a copy of the Company’s Certificate of Merger related to the Merger, certified by the Secretary of State of the State of Delaware as of April 1, 2022 and certified pursuant to the Secretary’s Certificate;

(f) a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of April 1, 2022 and the Company’s Second Amended and Restated Bylaws as in effect as of the date hereof and certified pursuant to the Secretary’s Certificate;

(g) a copy of the Agreement and Plan of Merger and the Warrant Documents; and

(h) a copy of certain resolutions of the Board of Directors of the Company, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Selling Stockholders and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that the issuance of the Shares did not constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws or the Second Amended and Restated ByLaws).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Registration Statement being filed on the date hereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Locke Lord LLP